Exhibit 10.2

Certain information contained in this document has been omitted because it is (i) not material and (ii) the type that the registrant treats as private or confidential. Omitted portions are marked with “[***]” in this exhibit.

Consulting Services Agreement

This Consulting Services Agreement (“Agreement”) is entered into effective as of this 9th of April, 2026 (“Effective Date”), by and between Treace Medical Concepts, Inc., a Delaware corporation with a business address at 100 Palmetto Park Place, Ponte Vedra, FL 32081 (“TMC”), and Gaetano M. Guglielmino, with an address ### (“Consultant” or “Guglielmino”). TMC and Consultant may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Guglielmino was employed by TMC from December 1, 2024 through April 8, 2026 (the “Separation Date”).

WHEREAS, Guglielmino’s employment has now terminated and Guglielmino wishes to transition to serving as an independent contractor.

WHEREAS, Guglielmino, acting as an independent contractor for all purposes, will provide Services (as defined below) for TMC to assist the commercial and executive leadership with relationships, reporting and projects upon request as further described below.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the Parties agree as follows:

1. Services to be Performed. TMC hereby engages Consultant to perform, and Consultant agrees to perform, the following services (the “Services”) for the Commercial Department at the request and under the direction of John T. Treace (the “CEO”). Specifically, the Services that Consultant will provide will include, but are not limited to, the following: [***]. Consultant will directly perform the Services and will not subcontract or otherwise delegate his obligations under this Agreement. Consultant will perform the Services to the best of his ability, in a timely, professional, and workmanlike manner, and in accordance with industry standards and TMC’s reasonable instructions.

2. Term. The term of this Agreement will commence on the Effective Date and will terminate on January 31, 2027 unless terminated earlier in accordance with Section 5 below.

3. Independent Contractor Relationship. As of the Effective Date, Consultant’s relationship with TMC will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Because Consultant is an independent contractor, TMC will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf; or undertake any other responsibility inconsistent with the independent contractor relationship. Consultant hereby agrees to indemnify and defend TMC against (a) all such taxes or contributions, including penalties and interest incurred by TMC as a result of Consultant's failure to file or pay any such taxes or payments, (b) all claims related to the status of Consultant or any of its representatives as an independent contractor, and (c) any amounts due and/or alleged to be due to Consultant’s representatives.

4. Compensation; Terms of Payment. Subject to Consultant’s compliance with (1) the Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement signed on November 6, 2024 (the “Restrictive Covenants Agreement”) and (2) this Agreement, during the term of the Agreement, TMC will, as full compensation for the Services, pay (a) Consultant a fee of Thirty Six Thousand Six Hundred Sixty Six Dollars and Sixty-Seven Cents ($36,666.67) per month for the performance of the Services, which will be paid on a monthly basis beginning no later than thirty (30) days following the Effective Date provided that the release in Exhibit A has not been revoked, (b)

Consultant monthly an amount equal to the total COBRA premium of $1,911.04 per month for COBRA continuation coverage under the Company’s health benefit plan (i.e., medical, dental and vision coverage), adjusted for any increase or decrease of the relevant COBRA premium due under the plan, and (c) Consultant, at the time that other employees of the Company receive their cash bonuses under the 2026 Corporate Bonus Plan, but in no event later than March 15, 2027, a lump sum cash amount of $58,465.75 (which is Guglielmino’s $220,000 annual target bonus opportunity pro-rated for 97 days of service as an employee in 2026). In addition, (a) Consultant’s outstanding equity awards will remain outstanding and continue to vest during the term of this Agreement in accordance with the existing terms and conditions of the equity awards and (b) if a Change of Control (as defined in the 2021 Incentive Award Plan) occurs during the term of this Agreement, each outstanding and unvested equity grant (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions) held by Consultant will become 100% vested. For the avoidance of doubt, the termination of Guglielmino’s employment and his transition to serving as an independent contractor will not constitute a Termination of Service (as defined in the 2021 Incentive Award Plan) for purposes of the outstanding equity awards and the 2021 Incentive Award Plan. In exchange, Consultant will provide TMC with up to forty (40) hours per month of his time. TMC will not be responsible for travel and other out-of-pocket expenses incurred by Consultant or its representatives hereunder unless approved by the Company in writing in advance of such expenses being incurred. All expenses must be supported by receipts or itemized statements of such expenses. Consultant will submit monthly invoices showing Services performed and any expenses incurred (with supporting documentation) to the Accounts Payable Department by email at ###, and TMC will pay the undisputed amounts of such invoices within 15 days after receipt.

5. Termination of this Agreement. This Agreement may be terminated by TMC if Consultant is in material breach of this Agreement or the Restrictive Covenants Agreement and Consultant fails to cure such breach within ten (10) days of being provided notice thereof. Consultant may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ prior written notice to TMC (the “Notice Period”). Notice will be deemed to have been sufficiently given under this Agreement either when served personally, emailed or when sent by overnight courier or first-class mail addressed to the Parties at the addresses set forth in the first paragraph of this Agreement (or such other addresses as the Parties notify each other in writing). Upon termination of this Agreement (either upon expiration of the Term or if terminated earlier in accordance with this Section 5), Consultant will fully cooperate with TMC in order to enable TMC to properly transition the Services provided by Consultant hereunder to itself or any other third party chosen by TMC. After such transition, TMC will not be liable for payment of any further compensation, nor will Consultant be liable to perform, any further Services. Upon termination of this Agreement, Consultant will (1) return to TMC any badges, passwords, access codes, files, laptop, computer or any other tangible products or documents which have been produced or received by or otherwise provided to Consultant during Consultant's engagement by TMC, (2) provide TMC with all work in progress and other deliverables as developed as of the date of termination and (3) continue to comply with any obligations that survive termination hereof, including but not limited to Sections 3 (Independent Contractor Relationship), 5 (Termination of Agreement), 6 (Confidentiality), 7 (Works of Authorship; Assignment), 8 (Responsibility and Insurance), 11 (Choice of Law and Dispute Resolution), 12 (Release and Restrictive Covenant Agreement), 13 (Entire Agreement; Other Continuing Agreements), 15 (Miscellaneous), 16 (Non-Disparagement and Employment Reference) and 17 (Communications with Government Agencies; Defend Trade Secrets Act Notice).

6. Confidential Matters and Proprietary Information. Consultant will hold in the strictest confidence and will never, without TMC’s prior written authorization, disclose, publish, transfer, communicate, furnish or make accessible to anyone, or use any Confidential Information (as defined in the Restrictive Covenants Agreement), for Consultant’s own or another's benefit, or permit the Confidential Information to be used in competition with TMC or its affiliates, or used in any way other than for the benefit of TMC and in the ordinary course of its business. TMC will retain all right, title, and interest in and to its Confidential Information and neither this Agreement nor any disclosure of any such Confidential Information will implicate or grant Consultant any license, interest in, or other property rights in any Confidential Information.

Consultant will, immediately following discovery, notify TMC if Confidential Information was, or is reasonably believed to have been, accessed, disclosed, used, altered, lost, or otherwise processed except in accordance with this Agreement.

On termination of Consultant’s Services to TMC, or at the request of TMC before termination, Consultant will return, or securely destroy at TMC’s option, all material in Consultant’s possession, custody or control relating to TMC’s business, including any Confidential Information , including all copies, provided that Consultant may retain copies as required by law.

Consultant will not disclose any information concerning any legal matters in which the Company is involved, except as required by a lawfully issued subpoena and as consistent with applicable legal ethics rules. In the event that, on the advice of legal counsel, Consultant is compelled by law to disclose Confidential Information, Consultant must notify TMC in advance of such disclosure, specifically about the need for and the exact text of any such disclosure. Consultant will take every reasonable action to ensure protection of the disclosed Confidential Information to the extent allowable by law.

Consistent with this Agreement and the Restrictive Covenants Agreement, Consultant agrees that he will not answer questions from, provide feedback to, have conversations with or disclose any information about the Company or his experience with the Company (whether positive, negative or neutral) to any member of the press or media, any marketing, investment, financial or industry research firm, any online forum, and other third party except (a) with the Company’s prior written consent or (b) as permitted in Section 16.

7. Works of Authorship; Assignment. Any works of authorship created, adapted, or developed by or for Consultant in connection with performing the Services, whether or not copyrightable, are deemed as works made for hire. Consultant hereby assigns to TMC any intellectual property (including, without limitation, inventions, proprietary information, data, software, works of authorship, improvements, or suggestions): (a) whether or not patentable or copyrightable, conceived, created, adapted, or developed by or for Consultant, whether made alone or in conjunction with others, in connection with Consultant’s performance of Services under this Agreement; or (b) derived from TMC’s Confidential Information . Consultant will promptly render any assistance TMC may request to transfer and document the intellectual property rights assigned to TMC under this Section 7.

8. Responsibility. Consultant will be responsible for his own acts or omissions while performing Services under this Agreement.

9. No Conflicts. Consultant represents and warrants to TMC that he has not entered into any agreement that conflicts with the terms of this Agreement and that he will not do so during the term of this Agreement. Consultant further represents and warrants that Consultant is not included in or listed: (a) on the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated there under, which, as of the Effective Date, can be searched at the internet website of http://oig.hhs.gov/fraud/exclusions.html, or (b) on the Excluded Parties List System maintained by the United States General Services Administration which, as of the Effective Date, can be searched at the internet website of https://sam.gov/content/exclusions.

10. Apartment Lease. Consultant represents and warrants to TMC that he has entered into an apartment lease commencing on February 27, 2026 and ending on February 28, 2028 for apartment ### located at ### with monthly rent of $1811.00. TMC will pay the monthly rent directly to either the landlord or Consultant. This obligation will continue until the earlier of (1) the expiration or termination of this Agreement, (2) the assignment of the lease to TMC, or (3) the expiration of the lease. Consultant will use reasonable efforts to assist TMC to obtain the landlord’s consent to assign the lease to TMC and will promptly vacate the apartment by April 30, 2026, and thereafter, TMC will have the right to access and use the apartment as accommodations for its own personnel and visitors. Consultant will transfer ownership and possession of the furniture and household items described in Exhibit C currently located in the apartment to TMC in “as is” condition on TMC’s payment of $2,000. Consultant will leave such items in the apartment. To the extent any payment by TMC relating to the monthly rent is taxable to Consultant, TMC shall pay Consultant a grossed-up amount to cover any income taxes.

11. Choice of Law and Dispute Resolution. Any lawsuit, action or proceeding arising out of or relating to this Agreement will be decided in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws. Each of the Parties consents to submit itself to the personal jurisdiction of any state or federal court sitting in Duval County in the State of Florida in any action or proceeding arising out of or relating to this Agreement. The Parties will in good faith endeavor to resolve any disputes or differences of interpretation of this Agreement amicably, through dialog and cooperation.

12. Release and Restrictive Covenant Agreement. Consultant will be eligible to receive the payments and other benefits under this Agreement only if (a) Consultant first executes the Release in favor of the Company and others attached hereto as Exhibit A and the Release has not been revoked by Consultant and (b) Consultant provides the Company the written attestation attached hereto as Exhibit B that the Restrictive Covenants Agreement is in effect and enforceable. If Consultant does not execute and return the Release and attestation such that either or both agreements do not become effective (or, in the case of the Release, is revoked), Consultant will not be entitled to any payments or benefits under this Agreement. If Consultant is found in a judgment no longer subject to review or appeal to have breached the obligations set forth in the Restrictive Covenants Agreement, then Consultant will immediately forfeit any amounts payable or benefits to be received and will promptly reimburse the Company any amounts actually paid to Consultant pursuant to this Agreement.

13. Entire Agreement; Other Continuing Agreements. This Agreement supersedes all prior oral or written agreements, if any, between the Parties related to Consultant’s engagement as an independent contractor and constitutes the entire agreement between the Parties related to the subject matter hereof. The Parties acknowledge and agree that (a) the Change in Control Severance Agreement dated December 4, 2024 between the Company and Mr. Guglielmino (the “Severance Agreement”) is no longer in effect, and (b) this Agreement will not affect, and the Parties will continue to be subject to and bound by the Restrictive Covenants Agreement, the Indemnification Agreement dated December 4, 2024, and any restricted stock unit and performance stock unit award agreements. For the avoidance of doubt, except as expressly stated herein, the award agreements for restricted stock units and performance stock units granted to Guglielmino are not being modified in connection with this Agreement and will continue in accordance with their terms, including without limitation the terms of the 2021 Incentive Award Plan. This Agreement may be supplemented, amended, or revised only in writing by agreement of the Parties.

14. No Duplication of Benefits. The compensation to be paid to Consultant hereunder will be in lieu of any other severance or termination compensation (compensation based directly on Consultant’s annual salary or annual salary and bonus) to which Consultant may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement (collectively, “Severance Plans”). Consultant affirmatively waives any rights he may have to payments or benefits provided under the Severance Plans. Consultant’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

15. Miscellaneous. If a court makes a final judicial determination that any provision of this Agreement is an unenforceable, such provision will not be rendered void but will be deemed amended to apply to such extent as such court may judicially determine or indicate to be reasonable. In addition, any provision of this Agreement found by a court to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but will be construed and given effect to the extent possible), without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Consultant will not assign his rights or obligations under this Agreement absent express prior written approval from TMC. The failure by either Party to enforce, or the written waiver of, any term or condition of this Agreement will not be deemed a waiver of further enforcement of that or any other term or condition. The Company may withhold from any payments due to Consultant hereunder such amounts as are required to be withheld under applicable federal, state and local tax laws. This Agreement will inure to the benefit of and be binding upon the Parties and any successors and permitted assigns. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All notices will be sent to the address in the first paragraph unless a Party notifies the other Party of a change in its address.

16. Non-Disparagement and Employment Reference. Consultant agrees not to disparage or discuss TMC or any of its services, products, agents or employees in a derogatory manner, whether in writing, verbally, or on any online forum (subject to the exceptions in Section 17). TMC agrees to instruct the following employees not to disparage Consultant: John T. Treace, Mark L. Hair, Scot Elder and Dan Owens. Upon request directed to TMC’s HR Manager, with respect to the period of Consultant’s employment, TMC agrees to provide a neutral employment reference to Consultant, prospective employers, or other authorized third parties. In response to such request, the neutral reference will contain only Consultant’s dates of employment, title/position(s) held with the Company, and the dates of Consultant’s provision of Services hereunder.

17. Communications with Government Agencies; Defend Trade Secrets Act Notice. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Restrictive Covenants Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (a) Consultant will not be in breach of this Agreement, and will not be held criminally or civilly liable under any federal or state trade secret law (1) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney, and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

IN WITNESS WHEREOF, the Parties have executed this Agreement through duly authorized representatives.

Treace Medical Concepts, Inc. By: _ /s/ Daniel E. Owens Name: Daniel E. Owens Title: Chief Human Resources Officer Date: _4/8/2026	Gaetano M. Guglielmino By: /s/ Gaetano M. Guglielmino Name: Gaetano M. Guglielmino Title: Independent Contractor Date: 4/8/2026

EXHIBIT A

RELEASE AGREEMENT

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Exhibit A – Release – page 1

EXHIBIT B

WRITTEN ATTESTATION RE:

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INVENTIONS AGREEMENT

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Exhibit B – Acknowledgement of Restrictive Covenant Agreement

EXHIBIT C

Inventory of Furniture and Household Items that will remain in the apartment and be sold to TMC

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